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                                  EXHIBIT 3(c)

                AMENDMENT NO. 1 TO AMENDED AND RESTATED ARTICLES
                 OF INCORPORATION OF HANOVER FOODS CORPORATION


         RESOLVED, that the following provisions of Article 5 of the Amended and Restated Articles of Incorporation of Hanover Foods Corporation, under the heading Series C Convertible Preferred Stock, shall be amended to read in full as follows, but in all other respects Article 5 shall remain unchanged:

         Change subclause (i)(B), which presently reads:

         (B) at least a majority of the trustees of the trust must be persons who qualify as "disinterested directors" of the Corporation under Section 1715(e) of the Pennsylvania Business Corporation Law of 1988, as amended, in the opinion of counsel for the Corporation;

to read:

         (B) at least a majority of the trustees of the trust must be persons who qualify, in the opinion of counsel for the Corporation, as "Disinterested Directors" of the Corporation, as hereafter defined.

         Change the definition of "Disinterested Directors," which presently reads:

         The term "Disinterested Directors" refers to directors of the Corporation who are considered to be "disinterested directors" under Section 1715(e) of the Pennsylvania Business Corporation Law of 1988, as amended, in the opinion of counsel for the Corporation.

to read:

         The term "Disinterested Directors" refers to directors of the Corporation who are considered, in the opinion of counsel for the Corporation, to meet any of the following criteria: persons who qualify as "disinterested directors" as defined in Section 1715(e) of the Pennsylvania Business Corporation Law of 1988, as amended; persons who are not "interested" directors as defined in Section 1.23 of The American Law Institute "Principles of Corporate Governance: Analysis and Recommendations" (1994); or persons who qualify as members of an Audit Committee pursuant to Section 303.00 of the New York Stock Exchange's Listed Company Manual. The opinion of counsel for the Corporation as to who is a "Disinterested Director," if rendered in good faith by competent counsel who is not an employee of the Corporation, shall be final, binding and conclusive.



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